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                                                                 EXHIBIT 99.2(p)

                                 July 17, 1998



Conseco Strategic Income Fund
11825 North Pennsylvania Street
Carmel, Indiana 46032

     Re:  Letter of Investment Intent
          ---------------------------

Ladies and Gentlemen:


  We are writing to confirm the purchase of 6,667 shares of beneficial interest in Conseco Strategic Income Fund, which we have purchased from you at a price of $15 per share. This is to advise you that the shares we have purchased were purchased for investment only with no present intention of selling such shares, and we do not now have any intention of selling such shares.




                                               Sincerely,
                                               CONSECO, INC.


                                           By: /s/ John J. Sabl
                                               ---------------------------------
                                               John J. Sabl
                                               Executive Vice President,
                                               General Counsel, and Secretary